Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of May 22, 2013, by and between Ply Gem Prime Holdings, Inc., a Delaware corporation (“Prime Holdings”), and Ply Gem Holdings, Inc., a Delaware corporation (“Holdings”).

WITNESSETH:

WHEREAS, in connection with the initial public offering of shares of common stock, par value $0.01 per share of Holdings (“New Common Stock” and, such offering, the “IPO”), the respective Boards of Directors of Prime Holdings and Holdings have each approved and adopted this Agreement and the transactions contemplated by this Agreement, in each case, after making a determination that this Agreement and such transactions are advisable and fair to, and in the best interests of, such corporation and its stockholders;

WHEREAS, Prime Holdings intends to enter into an Exchange Agreement (the “Exchange Agreement”), by and among Prime Holdings, Caxton-Iseman (Ply Gem), L.P. (“Ply Gem I”) and Caxton-Iseman (Ply Gem) II, L.P. (“Ply Gem II”), pursuant to which Prime Holdings will issue to Ply Gem I and Ply Gem II such number of shares of Series N Senior Preferred Stock, par value $0.01 per share, of the Corporation (the “Series N Senior Preferred Stock”) as set forth in the Exchange Agreement in exchange for the Senior Subordinated Notes due February 12, 2015 of Prime Holdings held by each of Ply Gem I and Ply Gem II;

WHEREAS, this Agreement and the transactions contemplated by this Agreement is being submitted for approval to (i) Prime Holdings, as holder of all of the outstanding shares of common stock, $0.01 par value per share, of Holdings (the “Holdings Common Stock”), (ii) the holders of the outstanding shares of the Series N Senior Preferred Stock of Prime Holdings, (iii) the holders of the outstanding shares of the Series E Senior Preferred Stock, $0.01 par value per share, of Prime Holdings (“Series E Senior Preferred Stock”), (iv) the holders of the outstanding shares of the Series I Senior Preferred Stock, $0.01 par value per share, of Prime Holdings (“Series I Senior Preferred Stock”), (v) the holders of the outstanding shares of the Senior Preferred Stock, $0.01 par value per share, of Prime Holdings (“Senior Preferred Stock” and, collectively with the Series N Senior Preferred Stock, Series E Senior Preferred Stock and the Series I Senior Preferred Stock, the “Prime Holdings Senior Preferred Stock”) and (vi) the holders the outstanding shares of the Common Stock, $0.01 par value per share, of Prime Holdings (the “Common Stock”), the Class A Common Stock, $0.01 par value per share, of Prime Holdings (the “Class A Common Stock”) and the Class B Common Stock, $0.01 par value per share, of Prime Holdings (the “Class B Common Stock” and, together with the Common Stock, the Class A Common Stock and the Class C Common Stock, $0.01 par value per share, of Prime Holdings, the “Prime Holdings Common Stock”); and

WHEREAS, at the Effective Time (as defined below), pursuant to the transactions contemplated by this Agreement and on the terms and subject to the conditions set forth herein, (i) Prime Holdings will merge with and into Holdings, with Holdings surviving, in accordance with the General Corporation Law of the State of Delaware (the “DGCL” and, such merger, the “Merger”), (ii) each share of Holdings Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and (iii) each share of Prime Holdings Senior Preferred

Stock and Prime Holdings Common Stock, in each case, issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a number of shares of New Common Stock, as set forth in Article II.

NOW, THEREFORE, in furtherance of the foregoing, the parties agree as follows:

ARTICLE I

MERGER

Section 1.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Prime Holdings shall be merged with and into Holdings at the Effective Time. Following the Effective Time, the separate corporate existence of Prime Holdings shall cease, and Holdings shall continue as the surviving corporation (the “Surviving Corporation”). The effects and consequences of the Merger shall be as set forth in this Agreement and the DGCL.

Section 1.2 Effective Time.

(a) Subject to the provisions of this Agreement, the parties shall duly prepare, execute and file a certificate of merger (the “Certificate of Merger”) complying with Section 251(c) of the DGCL with the Secretary of State of the State of Delaware with respect to the Merger. The Merger shall become effective on the date and at the time specified in the Certificate of Merger. The date and time when the Merger shall become effective is hereinafter referred to as the “Effective Time.”

(b) The Merger shall have the effects set forth in the DGCL, including without limitation, Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from the Effective Time, (i) all the properties, rights, privileges, immunities, powers and franchises of Holdings and Prime Holdings shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Holdings and Prime Holdings shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 1.3 Organizational Documents. The certificate of incorporation attached as Exhibit A hereto shall be the certificate of incorporation of the Surviving Corporation until thereafter amended or repealed as provided therein or by the DGCL, and the by-laws attached as Exhibit B hereto shall be the by-laws of the Surviving Corporation until thereafter amended or repealed as provided therein or by the DGCL.

Section 1.4 Directors and Officers. The directors and officers of Holdings immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time and shall hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the certificate of incorporation and by-laws of the Surviving Corporation, respectively, or as otherwise provided by the DGCL.

ARTICLE II

CONVERSION AND CANCELLATION OF SECURITIES

STOCK CERTIFICATES

Section 2.1 Definitions. For purposes of this Article II:

(a) “IPO Price Per Share” means the price to the public of each share of New Common Stock to be issued and sold in connection with the IPO.

(b) “Liquidation Value” means, with respect to a share of Series N Senior Preferred Stock, Series E Senior Preferred Stock, Series I Senior Preferred Stock or Senior Preferred Stock, respectively, (i) the “Liquidation Value” (as defined in Section 4.3.3(i) of the Prime Holdings Charter), (ii) the “Liquidation Value” (as defined in Section 4.4.3(i) of the Prime Holdings Charter), (iii) the “Liquidation Value” (as defined in Section 4.5.3(i) of the Prime Holdings Charter) or (iv) the “Liquidation Value” (as defined in Section 4.6.3(i) of the Prime Holdings Charter), in each case, of such share.

(c) “Maximum Dividend” means, with respect to a share of Series N Senior Preferred Stock, Series E Senior Preferred Stock, Series I Senior Preferred Stock or Senior Preferred Stock, as of any date, respectively, (i) the “Class N Maximum Dividend” (as defined in Section 4.3.2.(i) of the Prime Holdings Charter), (ii) the “Class E Maximum Dividend” (as defined in Section 4.4.2(i) of the Prime Holdings Charter), (iii) the “Class I Maximum Dividend” (as defined in Section 4.5.2(i) of the Prime Holdings Charter) or (iv) the “Senior Preferred Maximum Dividend” (as defined in Section 4.6.2(i) of the Prime Holdings Charter), in each case, of such share as of such date.

(d) “New Common Stock Existing Common Stockholder Share Number” means a number, equal to the excess of the New Common Stock Total Existing Stockholder Share Number over the New Common Stock Existing Preferred Stockholder Share Number.

(e) “New Common Stock Existing Preferred Stockholder Share Number” means a number, equal to the aggregate number of shares of New Common Stock into which the shares of Series N Senior Preferred Stock, Series E Senior Preferred Stock, Series I Senior Preferred Stock and Senior Preferred Stock, in each case, issued and outstanding immediately prior to the Effective Time, must be converted pursuant to Section 2.2(b) (after giving effect to Section 2.4(a)).

(f) “New Common Stock Total Existing Stockholder Share Number” means 48,962,494.

(g) “Preferred Value” means, as of any date, with respect to a share of Senior Preferred Stock, Series N Senior Preferred Stock, Series E Senior Preferred Stock or Series I Senior Preferred Stock, respectively, the product obtained by multiplying the sum of the Liquidation Value and the Maximum Dividend by a fraction, the numerator of which is one and the denominator of which is one minus the percentage (expressed as a decimal) of outstanding Preferred Stock converted into limited partnership interests of PG ITR Holdco, L.P. pursuant to the Agreement and Plan of Merger, dated as of May 22, 2013, between Prime Holdings and PG ITR Holdings, Inc.

(h) “Prime Holdings Charter” means the Fourth Restated Certificate of Incorporation of Prime Holdings, filed with the Secretary of State of the State of Delaware on May 17, 2013.

(i) “Prime Holdings Option Plan” means the Ply Gem Prime Holdings, Inc. 2004 Stock Option Plan, as amended.

Section 2.2 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Prime Holdings or Holdings or the holders of shares of Holdings Common Stock, Prime Holdings Senior Preferred Stock or Prime Holdings Common Stock:

(a) each share of Holdings Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled;

(b) subject to Section 2.4(a) and Section 2.5, each share of Prime Holdings Senior Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of New Common Stock equal to the quotient of (i) the Preferred Value of such share of Prime Holdings Senior Preferred Stock as of May 13, 2013 divided by (ii) the IPO Price Per Share; and

(c) subject to Section 2.4(b) and Section 2.5, each share of Prime Holdings Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of New Common Stock equal to the quotient of (i) the New Common Stock Existing Common Stockholder Share Number divided by (ii) the aggregate number of shares of Prime Holdings Common Stock issued and outstanding immediately prior to the Effective Time (such quotient, the “Existing Common Stock Exchange Ratio”).

Section 2.3 Stock Certificates. Upon surrender to Holdings by the stockholders of Prime Holdings of the certificate or certificates (the “Certificates”) that immediately prior to the Effective Time evidenced the Prime Holdings Senior Preferred Stock and Prime Holdings Common Stock, together with a duly executed letter of transmittal and such other documents as Holdings shall require, the holder of such Certificate shall be entitled to receive in exchange therefor the whole number of shares of New Common Stock that such holder has the right to receive pursuant to Section 2.2 (after giving effect to Section 2.4) and payment by cash or check in lieu of fractional shares that such holder is entitled to receive pursuant to Section 2.4. Each Certificate surrendered pursuant to the previous sentence shall forthwith be canceled. Until so surrendered and exchanged, each such Certificate shall, after the Effective Time, be deemed to represent only the right to receive shares of New Common Stock pursuant to Section 2.2, and until such surrender or exchange, no such shares of New Common Stock shall be delivered to the holder of such outstanding Certificate in respect thereof. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Holdings shall issue in exchange for such lost, stolen or destroyed Certificate, the New Common Stock deliverable in respect thereof determined in accordance with this Agreement.

Section 2.4 Fractional Shares. Subject to the final sentence of this Section 2.4, no fraction of a share of New Common Stock will be issued by virtue of the Merger, but in lieu thereof:

(a) each holder of shares of Prime Holdings Senior Preferred Stock who would otherwise be entitled to a fraction of a share of New Common Stock in respect of such holder’s Prime Holdings Senior Preferred Stock (after aggregating all shares of New Common Stock that otherwise would be received by such holder in respect of Prime Holdings Senior Preferred Stock) shall, upon surrender of such holder’s Certificates, receive from Holdings an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) the fractional share interest (after aggregating all shares of New Common Stock that would otherwise be received by such holder in respect of Prime Holdings Senior Preferred Stock) which such holder would otherwise receive in respect of Prime Holdings Senior Preferred Stock, multiplied by (ii) the IPO Price Per Share; and

(b) each holder of shares of Prime Holdings Common Stock who would otherwise be entitled to a fraction of a share of New Common Stock in respect of such holder’s Prime Holdings Common Stock (after aggregating all shares of New Common Stock that otherwise would be received by such holder in respect of Prime Holdings Common Stock) shall, upon surrender of such holder’s Certificates, receive from Holdings an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) the fractional share interest (after aggregating all shares of New Common Stock that would otherwise be received by such holder in respect of Prime Holdings Common Stock) which such holder would otherwise receive in respect of Prime Holdings Common Stock, multiplied by (ii) the IPO Price Per Share.

The obligations of the Surviving Corporation pursuant to this Section 2.4 are conditioned upon the consummation of the IPO and any amounts to be paid pursuant to this Section 2.4 shall be paid only out of the proceeds of the IPO.

Section 2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Prime Holdings Common Stock or Prime Holdings Preferred Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders of Prime Holdings who have not voted in favor of or consented to the adoption and approval of this Agreement (collectively, the “Dissenting Shares”) and who demand properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (the “Appraisal Rights Provisions”) will not be converted as described in Section 2.2, but will thereafter constitute only the right to receive payment of the fair value of such shares of Prime Holdings Common Stock or Prime Holdings Preferred Stock in accordance with the Appraisal Rights Provisions; provided, however, that all shares of Prime Holdings Common Stock or Prime Holdings Preferred Stock held by such stockholders who fail to perfect or who effectively withdraw or lose their rights to appraisal of such shares of Prime Holdings Common Stock or Prime Holdings Preferred Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been canceled and retired and to have been converted, as of the Effective Time, into New Common Stock in the manner provided in Section 2.2. Persons who perfect statutory rights with respect to Dissenting Shares as aforesaid will not receive New Common Stock as provided in this Agreement and will have only such rights as are provided by the Appraisal Rights Provisions with respect to such Dissenting Shares. Prime Holdings shall give Holdings prompt notice of any demands received by Prime Holdings for the exercise of appraisal rights with respect to shares of Prime Holdings Common Stock or Prime Holdings Preferred Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by Prime Holdings, and Holdings shall have the right to participate in all negotiations and proceedings with respect to such demands. Prime Holdings shall not, except with the prior written consent of Holdings (which consent shall not be unreasonably withheld), make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.6 Prime Holdings Options.

(a) All options to purchase Prime Holdings Common Stock outstanding at the Effective Time under the Prime Holdings Option Plan, whether or not exercisable at the Effective Time (each, a “Prime Holdings Option”), shall be converted (each, as converted, a “Converted Holdings Option”) by virtue of the Merger and without any action on the part of the holder of such Prime Holdings Option, into an option to acquire New Common Stock on the same terms and conditions as were applicable to such Prime Holdings Option (including any vesting or forfeiture provisions or repurchase rights), except that (A) each Converted Holdings Option, when exercisable, will be exercisable for that number of whole shares of New Common Stock equal to the product, rounded down to the nearest whole number of shares, of the aggregate number of shares of Prime Holdings Common Stock that were subject to such Prime Holdings Option immediately prior to the Effective Time, multiplied by the Existing Common Stock Exchange Ratio, and (B) the per share exercise price for the shares of New Common Stock issuable upon exercise of such Converted Holdings Option will be equal to the quotient determined by dividing the exercise price per share of Prime Holdings Common Stock of the Prime Holdings Option by the Existing Common Stock Exchange Ratio, rounded up to the nearest whole cent; provided, that any Prime Holdings Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) and that may not be adjusted in the foregoing manner and remains an incentive stock option shall be adjusted in accordance with the requirements of Section 424 of the Code in a manner that most closely produces the economic results obtained with respect to other Converted Holdings Options (it being understood that it is the intention of the parties that the Converted Holdings Options qualify, to the maximum extent permissible following the Effective Time, as incentive stock options to the extent that the corresponding Prime Holdings Options qualified as incentive stock options prior to the Effective Time).

(b) Prior to the Effective Time, Prime Holdings shall, and shall take all corporate action necessary to effectuate the provisions of Section 2.6(a).

(c) From and after the Effective Time, unless Holdings determines otherwise, all references to Prime Holdings in the Prime Holdings Option Plan and in each agreement evidencing any Prime Holdings Options shall be deemed to refer to Holdings.

(d) The parties shall use their reasonable best efforts to ensure that the conversion of any Prime Holdings Options which (i) are intended to be “incentive stock options” (as defined in Section 422 of the Code) provided for in Section 2.6(a) shall be effected in a manner consistent with Section 424(a) of the Code, and the regulations promulgated thereunder and (ii) shall be effected in a manner intended to avoid the imposition of taxes under Section 409A of the Code.

(e) No holder of a Prime Holdings Option shall have any right to receive shares of Prime Holdings Common Stock following the Effective Time.

(f) At the Effective Time, by virtue of the Merger and without any further corporate action, Holdings shall assume the Converted Holdings Options in accordance with the adjustments set forth in this Section 2.6.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction or waiver by each party hereto prior to the Effective Time of the following conditions:

(a) this Agreement shall have been duly adopted by the requisite affirmative vote of the stockholders of each of Prime Holdings and Holdings in accordance with the DGCL and the certificates of incorporation and by-laws of Prime Holdings and Holdings, respectively;

(b) the registration statement on Form S-1 (File No. 333-167193) filed under the Securities Act of 1933, as amended (the “Registration Statement”), with respect to the IPO shall have been declared effective by the Securities Exchange Commission (or any successor agency);

(c) the initial public offering price of the New Common Stock to be issued and sold in connection with the IPO shall have been determined as described in the Registration Statement; and

(d) no injunction, restraining order, or other rule or order shall have been issued or entered by any court or governmental agency, whether federal, state, local or foreign, and remain in effect, no statute, rule, regulation or law shall have been enacted or issued, and no other legal restraint or prohibition shall be in effect, which would restrain, enjoin or otherwise prevent the performance of this Agreement or the consummation of the Merger in accordance with the terms hereof;

provided, however, that if the above conditions precedent are not satisfied or waived by 5:00 p.m. on September 30, 2013, this Agreement shall be automatically terminated without further action by either party.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 4.2 Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the affirmative vote of (i) holders of a majority of the outstanding shares of each series of the Prime Holdings Preferred Stock and (ii) holders of a majority of the voting power of the Prime Holdings Common Stock; provided, however, that after such approval has been obtained, there shall be made no amendment that by applicable law requires further approval by the stockholders of the Prime Holdings without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 4.3 Waiver. Any failure of either party hereto to comply with any of its liabilities or agreements or to satisfy any conditions herein contained may be waived only by a written waiver from the other party. No failure by either party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder by such party preclude any other or future exercise of that right or any other right hereunder by that party.

Section 4.4 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), together with all exhibits, schedules, appendices, certificates, instruments and agreements delivered pursuant hereto and thereto (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 4.5 Headings. Headings of the articles and sections of this Agreement, the table of contents are for convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

Section 4.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be deemed to be an original and all of which shall together be considered one and the same agreement.

Section 4.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 4.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PLY GEM PRIME HOLDINGS, INC.

By:	/s/ Shawn K. Poe
Name: Shawn K. Poe
Title: Vice President and Chief Financial Officer

PLY GEM HOLDINGS, INC.

By:	/s/ Shawn K. Poe
Name: Shawn K. Poe
Title: Vice President and Chief Financial Officer

[Signature Page to Merger Agreement]

Exhibit A

Amended and Restated Certificate of Incorporation of Surviving Corporation

Exhibit B

Amended and Restated By-laws of Surviving Corporation